Exhibit 10.28

AGREEMENT TO FORM LLC
TO ACQUIRE
OIL & GAS LEASES, WELLS,
WORKING INTERESTS AND EQUIPMENT

Quita Wells
Brown County, Texas

This Agreement is effective as of January 4, 2011 (the “Effective Date”) by and between Paxton Energy, Inc., a Nevada corporation (“Paxton”), whose principal office is located at 295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449 (Mailing Address: P.O. Box 1148 Zephyr Cove, NV89448-1148) and Lighthouse Petroleum, Inc., a Delaware corporation (“Lighthouse”), whose business address is 14683 Midway Road, Suite 204, Addison, TX 75001.

RECITALS

A.      Lighthouse owns certain Oil, Gas, and Mineral Leases, Wells, Contracts and Contract Rights, and Equipment related to three oil and gas wells commonly known as the Quita Wells in Brown County, Texas, more particularly described below “Assets”).

B.      Paxton is publicly-traded oil and gas exploration and development company, which is in the process of undertaking a financing transaction intended to generate cash funds for use by Paxton in acquiring interests in oil and gas wells and assets.

C.      The parties wish to form a limited liability company under the laws of the State of Nevada, which will be jointly owned by Paxton and Lighthouse (the “LLC”), and the LLC will purchase from Lighthouse the Assets and develop, own, and operate the Assets for the benefit of LLC and its members.

The parties agree as follows:

1.      Formation of the LLC.  Following the Effective Date and prior to the closing of the transaction referred to in Paragraph 9 below (the “Closing”), Paxton shall undertake the following:

A.
Prepare, execute, and file in the Office of the Secretary of State, State of Nevada, Articles of Organization setting forth the matters required under Chapter 86 of Nevada Revised Statues and consistent with the matters set forth herein;

B.	Prepare, execute, and file in the Office of the Secretary of State, State of Texas a Form 304 Application for Registration of a Foreign Limited Liability Company;
C.	Prepare and submit to Lighthouse for its review and approval a proposed Operating Agreement, which shall include and shall be consistent with the matters set forth in Paragraph 2 below;
D.
Establish a bank account, file required documents with the Texas Railroad Commission, and undertake other organizational steps to get the LLC ready to commence business in the State of Texas following the Closing.

2.      Provisions of the LLC Operating Agreement.  The operating agreement of the LLC (the “Operating Agreement”) shall include the following provisions:

A.	The Members shall be Paxton and Lighthouse. No additional members shall be admitted without the unanimous consent of both initial Members.
B.	The capital contributions, which shall be funded, assigned, and contributed at the Closing shall be as follows:

(1)	Paxton shall contribute to the LLC the sum of $350,000.00 cash;

(2)	Lighthouse shall transfer, assign, and contribute to the LLC all of the Assets described in Paragraph 3 below on and subject to the terms, conditions, and provisions set forth herein.
C.	The Percentage Interests of the Members shall be as follows:
(1)	Paxton shall have a seventy percent (70%) Percentage Interest in the Net Profit and Net Loss of PaxTex LLC;
(2)	Lighthouse shall have a thirty percent (30%) Percentage Interest in the Net Profit and New Loss of PaxTex LLC;
(3)
The foregoing Percentage Interests of the Members shall be adjusted once Paxton is returned cash distributions equal to its initial capital contribution of $350,000.00 plus a return of ten percent (10%) per annum on the outstanding balance of its capital (“Adjustment Event”);

(4)	Effective from and after the Adjustment Event, the Percentage Interests shall be adjusted to forty-five percent (45%) for Paxton and fifty-five percent (55%) for Lighthouse.
D.	Initially, Paxton shall be the Manager of the LLC. Following the Adjustment Event, Lighthouse shall assume the role of Manager of the LLC.
E.
The Assets contributed by Lighthouse cannot be sold or otherwise disposed of at any time before the Adjustment Event without shareholder approval (as required in Section 271 of the Delaware Corporation Law). If at any time during the existence of the LLC, the Assets do not constitute “all or substantially all” of the assets of Lighthouse, shareholder approval will not be required for Lighthouse or the LLC to sell or dispose of the Assets provided that the Board of Directors of Lighthouse have approved any such sale or disposition.

F.
An annual budget and business plan of the LLC shall be approved by the Members (“Budget and Plan”) prior to the Closing, and following the Closing, except for specific obligations of a Member specified in the Budget and Plan, the Manager shall carry oversee implementation of the actions described in the adopted Budget and Plan.  The Operating Agreement shall provide for the adoption of a Budget and Plan on an annual basis, subject to modification thereof from time to time by vote of the Members.

G.
Except for specific matters, which require unanimous approval, all matters in which a vote, approval, or consent is required shall be decided by the Member holding a majority Percentage Interest in the LLC.  Matters requiring unanimous consent shall be listed in the Operating Agreement, which shall be approved and signed as a condition to the Closing.

H.	Management responsibilities of the Members and their compensation shall be set forth in the Budget and Plan.
I.
The LLC Operating Agreement shall include standard provisions regarding how the LLC shall conduct its business as such provisions are customary for limited liability companies.  All provisions of the Operating Agreement shall be approved by both Members prior to and as a condition of the Closing.

3.
Assets to be Contributed by Lighthouse.  At the Closing, Lighthouse agrees to transfer, assign, and convey to the LLC in exchange for its Percentage Interest in the LLC, the following described property (collectively, “Assets”).

A.
Oil, Gas, and Mineral Leases.   Subject to the limitations set out thereon, the oil, gas, and mineral leases particularly described or referred to on Exhibit “A” the “Leases”) and the lands described on Exhibit “A covered thereby (the “Lands”)

B.	Wells. The three oil and gas wells described or referred to on Exhibit “A” located on the Leases (the “Wells”).
C.
Contracts and Contract Rights.  All pooling or unitization agreements, pooling designations, declaration or orders covering in whole or in part any of the Leases, insofar as they cover the Lands, and all rights, options, title and interests granting Lighthouse the right to obtain or otherwise earn oil, gas and mineral leasehold estates within the Lands together with all of Lighthouse’s right, title, and interest now owned or hereafter acquired in and to all contracts, operating agreements, salt water disposal agreements, water rights agreements, mineral purchase agreements, rights of way, easements, surface leases, permits, licenses, and all other contracts or agreements pertaining to or affecting the Leases or which were executed in connection with the drilling for, producing, treating, handling storing, transporting or marketing oil, gas or other minerals from the Leases, the Lands, or from any properties unitized or pooled therewith (the “Contracts”).

D.
Extracted Hydrocarbons.   All of Lighthouse’s right, title, and interest now owned or hereafter acquired in and to all extracted and as extracted oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, and all other minerals (collectively herein “Hydrocarbons”) in and under, and that may be produced, extracted and saved from, or allocated to, the Leases and the Lands.

E.
Equipment.  All fixtures, equipment, gathering systems, pipe, pipelines, tubing, rods, pumps, pump jacks, tanks, casing, separators, supplies and personal property now located on the Leases, or appurtenant thereto or used in connection with production, treatment or sale of any hydrocarbons produced from the Leases (the “Equipment”).

F.	General Intangibles, Books and Records. All of Lighthouse’s right, title, and interest, now owned or hereafter acquired in and to any and all:
(1)	general intangibles and all contract rights arising from or in connection with the Leases, Wells, Lands, Equipment, and/or the other assets described or referred to herein or on exhibits.
(2)
books and records, files, computer software, documents and other information pertaining to the Leases, Wells, Lands, Equipment, and/or the assets described or referred to herein or on exhibits attached hereto (the “Other Personal Property”).

Lighthouse agrees to furnish Paxton, or to Paxton’s representatives, within five (5) days from the effective date of this Agreement all title materials in Lighthouse’s possession, including copies of title opinions, title reports, division orders, and lease files containing copies or originals of al all Leases, assignments, curative instruments, and other data pertinent to the status of title to the Leases, Wells, Lands, or Equipment.

G.
Other Property.  All of Lighthouse’s right, title, and interest in and to any other assets relating to the operations or maintenance of the Wells, the Leases, Lands, or Equipment of any type or character including, without limiting, the proceeds of any insurance covering the assets being acquired or any portion thereof.

H.
Excluded Assets.  There shall be excluded from the Assets (“Excluded Assets”) all assets of Lighthouse not included or described in the preceding subparagraphs or exhibits referred to therein and any assets that are or can be considered “infectious waste,” “restricted hazardous waste,” or “hazardous waste” as those terms are defined under 42 U.S.C. Section 6903(5), as such section may be from time to time be amended, or under any regulations thereunder.  The Excluded Assets shall be retained by Lighthouse.

2.
Title, liens and encumbrances:    Title and possession of all of the Assets shall be transferred to the LLC at the Closing with Good and Defensible Title, free and clear of all liens, encumbrances, claims of others, and charges (“Liens”), except for current taxes and other governmental charges to the extent approved by Paxton prior to the Closing.  Lighthouse shall provide the LLC with a title opinion prepared by Stephen S. Autry, Attorney at Law, 100 Commercial Avenue. Suite 201, Coleman, TX 76834 in a form approved by Paxton in advance of the Closing.  As used herein, “Good and Defensible Title” shall mean such title as: (i) will enable the LLC to receive from a particular oil, gas or mineral property one hundred percent (100%) of the working interest with at least a sixty-seven percent (67%) net revenue interest in the Leases, subject to the Assignment and Bill of Sale in favor of Banfishafer, LP, granting fifteen percent (15%) of the Net Revenue Interest as an Overriding Royalty Interest until such time as a $25,000 loan is repaid, at which time the overriding interest shall revert to five percent (5%) of the Net Revenue Interest as an Overriding Royalty Interest ad infinitum; and (ii) is free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, or defects except for the encumbrances submitted in writing by Lighthouse to Paxton and approved in writing by Paxton prior to the Closing.  At the Closing, Lighthouse shall deliver or cause to be delivered to the LLC good and sufficient instruments of transfer transferring to the LLC title to all of the Assets, together with all required consents.  Such instruments of transfer: (a) shall contain appropriate warranties and covenants, which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonable satisfactory to Paxton and its counsel, (c) shall effectively vest in the LLC good and marketable title to all of the Assets free and clear of all Liens, and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.

3.	Representations of Lighthouse. Lighthouse represents and warrants to Paxton, as of the date hereof and as of the Closing, and from and after the Closing to the LLC, as follows:

A.
Organization.  Lighthouse is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and to conduct its business in the State of Texas and in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

B.
Required Actions.  The boards of directors of Lighthouse have duly authorized the execution of this Agreement and the consummation of the transaction contemplated herein and all other actions and proceeding necessary to be taken by or on the part of Lighthouse in connection with the transactions contemplated by this Agreement have been duly and validly taken.  This Agreement and each other agreement, document, and instrument to be executed and delivered by or on behalf of Lighthouse pursuant to, or as contemplated by, this Agreement (collectively, the “Lighthouse Documents”) has been duly and validly authorized, executed and delivered by Lighthouse and no other action on the part of Lighthouse or its is required in connection therewith.  Neither the execution of this Agreement nor the consummation of the transaction provided for herein will constitute a default under any provisions of Lighthouse’s Articles of Incorporation, its Bylaws, and the agreements referred to as Contracts or any other agreement by which Lighthouse is bound.  This Agreement and each other Lighthouse Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Lighthouse, enforceable in accordance with its respective terms.

C.
No Violation.  The execution, delivery and performance by Lighthouse of this Agreement and each other Lighthouse Document does not and will not (i) violate any provision of the Articles of Incorporation and by-laws of Lighthouse, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Lighthouse is a party or by which Lighthouse or the Assets is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Lighthouse or the Assets, (iv) require Lighthouse to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets.

D.	Taxes.
1.
Lighthouse has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes”), required to be paid by it through the date hereof, whether disputed or not.

2.
Lighthouse has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.

3.
Neither the Internal Revenue Service (“IRS”) nor any other governmental authority is now asserting or, to the knowledge of Lighthouse, threatening to assert against Lighthouse any deficiency or claim for additional Taxes.

4.
There has not been any audit of any tax return filed by Lighthouse, no audit of any tax return of Lighthouse is in progress, and Lighthouse has not been notified by any tax authority that any such audit is contemplated or pending.  No extension of time with respect to any date on which a tax return was or is to be filed by Lighthouse is in force, and no waiver or agreement by Lighthouse is in force for the extension of time for the assessment or payment of any Taxes.

5.
Lighthouse has never been (and has never had any liability for unpaid Taxes because it once was) a member of an “Affiliated group” (as defined in Section 1504(a) of the Code).  Lighthouse has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity.  Lighthouse does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore the LLC will not and is not acquiring from Lighthouse an interest in any entity.  Lighthouse is not a party to any tax sharing agreement.

E.
Compliance with Laws.  Lighthouse’s operation of the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Texas Railroad Commission), and Lighthouse has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

F.
Title.  Lighthouse has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever.  Upon the assignment, transfer and delivery of the Assets to the LLC hereunder and under the Lighthouse Documents, there will be vested in the LLC good, marketable and indefeasible title to the Assets, free and clear of all Liens.  The Assets include all of the assets and properties (i) held for use by Lighthouse to conduct its business as presently conducted and (ii) necessary for the LLC to operate its business in the same manner as such business is currently operated by Lighthouse.  All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

G.
No Litigation.  Lighthouse is not now involved in nor, to the knowledge of Lighthouse, is Lighthouse threatened to be involved in any litigation or legal or other proceedings related to or affecting any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.  Lighthouse has not been operating its business under, and its business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

H.
Employees; Labor Matters.  Upon termination of the employment of any of Lighthouse’s employees,  the LLC will not by reason of the transactions contemplated hereby or anything done prior to the date hereof be liable to any of said employees for so-called "severance pay” or any other payments.  Lighthouse does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.  Lighthouse is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.  There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Lighthouse, threatened against or involving Lighthouse.  No question concerning representation exists respecting any group of employees of Lighthouse.

I.
Licenses.  Lighthouse is the holder of all licenses, permits, and authorizations with respect to its business, all of which are in full force and effect, and no licenses, permits, or authorizations of any governmental department or agency are required for the operation of its business, which have not been duly obtained.

J.
Assigned Contracts; Consents.  Except as set forth on a written schedule attached hereto, no approval, consent, authorization, or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Lighthouse in connection with the execution and delivery of this Agreement and the Lighthouse Documents and the consummation of the transactions contemplated hereby and thereby.

K.
Purchasers and Suppliers.  Lighthouse’s relations with the purchase of its products and Lighthouse’s suppliers are good and there are not pending or, to Lighthouse’s knowledge, threatened claims or controversies with any customer or suppliers that, independently or collectively, is material to the Assets.

L.
Brokers.  Lighthouse has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

M.
Undisclosed Liabilities.  Lighthouse has no liabilities or obligations of any nature related to its business (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations current liabilities incurred in the ordinary course of business since the date thereof.

N.
Indebtedness.  Except as set forth in a schedule attached hereto, Lighthouse has no bank debt or indebtedness related to the business (other than pursuant to operating or capitalized lease obligations for leased equipment and other current liabilities).

O.
Disclosure.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Lighthouse to Paxton pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  There are no facts known to Lighthouse which presently or may in the future have a material adverse affect on Lighthouse’s business, properties, assets, prospects, operations or (financial or other) condition related to the business of Lighthouse which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the Internet services industry generally.

P.	Records. Lighthouse agrees to deliver Paxton and the LLC information and historical records regarding the production of the Wells in a form suitable to support the required SEC audit.
4.      Assumption of Liabilities by the LLC.  If this Agreement closes as provided in Paragraph 9 hereof, from and after the Closing the LLC shall assume, pay, and discharge the following debts, liabilities, and obligations of Lighthouse:

A.	All of the liabilities and obligations of Lighthouse under the Leases described in Exhibit “A” that are not the result of past defaults of Lighthouse under such Leases, and
B.	All of the liabilities and obligations of Lighthouse under the Contracts that are not the result of past defaults of Lighthouse under such Contracts.
5.      Excluded Liabilities.  Except as otherwise specifically provided above in Paragraph 6, the LLC will not and does not assume and shall not be obligated to pay or discharge any debt, liability, or obligation of Lighthouse, whether known, unknown, fixed, ,accrued, absolute, contingent, or otherwise not specifically assumed herein by the LLC.  Without limiting the foregoing, Lighthouse shall remain liable and responsible for:

A.
Any and all expenses, debts, liabilities, and obligations relating to, resulting from or arising out of: (i) the Excluded Assets, (ii) the employees of the business, (iii) any fact existing or event occurring prior to, or relating to the operation of Lighthouse’s business prior to the date of closing of this transaction;

B.
Any and all expenses, debts, liabilities, or obligations incurred by Lighthouse for any finders’ fees, brokerage, investment banker fees, or other commission relating to the subject matter of this Agreement or the transactions contemplated herein, and

C.
Any liability for taxes, interest, or penalties due or to become due incurred or in respect for an any period prior to the Closing or arising out of transactions entered into or any state of facts existing prior to the Closing.

Lighthouse acknowledges and agrees that the LLC shall not acquire any rights or interests of Lighthouse in, or assume or have any obligations or liabilities of Lighthouse under, any benefit plans maintained by Lighthouse, or for the benefit of any employees of Lighthouse, including, without limitation, obligations for severance or vacation accrued but not taken.

6.      Survival of Warranties.  The parties agree that all of their respective representations and warranties wherever in this Agreement contained shall survive the Closing and the delivery of the consideration and may be enforced by either party hereto as well as the LLC.

7.      Lighthouse’s Conditions of Closing.  The obligations of Lighthouse under this Agreement are subject to the fulfillment, satisfaction, or waiver, prior to or at the Closing, of each of the following conditions:

A.
The organization and formation of the LLC shall be completed and all matters related thereto, including the final provisions of the LLC Operating Agreement, shall be reasonably satisfactory to Lighthouse;

B.	Paxton shall have performed and complied with all agreements and conditions required by this Agreement,
C.
Receipt of all authorizations, consents, waivers, orders, or approvals required to be obtained from all governmental authorities in order to consummate the acquisition of the Assets to be transferred under this Agreement to the LLC, and

D.	All legal matters shall be reasonably satisfactory to counsel for Lighthouse.
8.      Paxton’s Conditions of Closing.  The obligations of Paxton under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

A.
Lighthouse’s representations and warranties contained in this Agreement shall be true on and as of the time of the Closing with the same effect as though such representations and warranties had been made at and as of such time,

B.	Lighthouse shall have performed and complied with all agreements and conditions required by this Agreement,
C.	Satisfactory completion of Paxton’s ongoing, financial, commercial, accounting, technical, and legal due diligence review of Assets and the operations of Lighthouse,
D.
Receipt of all authorizations, consents, waivers, orders, or approvals required to be obtained from all governmental authorities in order to form the LLC and consummate the acquisition by the LLC of the Lighthouse Assets to be transferred under this Agreement,

E.	Receipt and approval by Paxton of the title opinion described in Paragraph 2 above,
F.	Completion of the financing transaction currently being pursued by Paxton, which will generate the cash funds to be contributed by Paxton to the LLC;
G.	All legal matters, including, without limitation, the title opinion referred to above shall be reasonably satisfactory to counsel for Paxton,
H.	Receipt by Paxton of an independent third party Engineering Report with respect to the Assets, and
I.
Receipt by Paxton of copies of the following financial statements of Lighthouse (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Lighthouse in accordance with generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Lighthouse as of the dates thereof and for the periods covered thereby:

the reviewed balance sheet of the Lighthouse at September 30, 2010 and 2009 and the related statements of operations, and of cash flows of the Lighthouse for the periods then ended and (ii) the audited balance sheet of the Lighthouse as of December 31, 2009 and 2008 and the related compiled statement of operations of the Lighthouse for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements.”)

In such Financial Statements, the statements of operations do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts known to the Lighthouse that, under GAAP consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

9.      The Closing. The closing of the transaction provided herein (the “Closing”) shall take place via telephonic and email communication, with delivery of documents to follow, three (3) days following satisfaction of the conditions of closing set forth in paragraphs 7 and 8 (the “Conditions of Closing”), or as soon thereafter as practical or at such other place and/or different time mutually agreed upon by the parties.  In the event each of the Conditions of Closing are not fulfilled, satisfied, or waived in writing on or before January 31, 2011, either party shall have the right thereafter to terminate this Agreement by notice in writing given to the other party.

A.	At the Closing, Lighthouse shall deliver to Paxton and to the LLC:
1.	Assignments to the LLC, in recordable form, of each of the Leases and Wells referred to in Paragraph 1 and in Exhibit “A” hereof;
2.	All of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure the LLC of the full benefit of the same.
3.	All of Lighthouse’s files and records regarding Assets;
4.	Bills and Sale with Warranty of Title and Assignments to the LLC of all of the Equipment referred to above;
5.	Possession to the LLC of all of the Assets;
6.	Any policies of insurance of Lighthouse covering the assets, properties, and interests being sold hereunder;
7.
Notification to the purchasers, supplies, and vendors of Lighthouse that the LLC acquired the interests of Lighthouse and that all checks from the operations of the Leases and Wells should be paid to the LLC at an address to be provided at the Closing;

8.	Certified copies of the resolutions of Lighthouse authorizing and approving the execution and consummation of this Agreement by and on behalf of Lighthouse;
9.	Such other documents as counsel for Paxton may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.
B.	At the Closing, Paxton shall deliver to Lighthouse:
1.	All documentation for the LLC;
2.	Certified copies of the resolutions of the board of directors of Paxton authorizing and approving the execution and consummation of this Agreement by and on behalf of Paxton;
3.	Such other documents as counsel for Lighthouse may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.
C.
On or before the 15th day of the full calendar month after the Closing, Lighthouse shall provide the LLC and Paxton with an accounting of revenue received and expenses paid during the calendar month of the Closing with appropriate prorations and a check for the net revenue applicable to the period following Closing.

10.      Post-Closing Covenants; Survival.

A.      The parties agree, from time to time after the consummation of the transactions contemplated herein, at the request of either party and without further consideration, to execute or re-execute and delivery such additional or further instruments of transfer and assignment documents and to furnish such additional documents or information as may be necessary or desirable to evidence or consummate the transactions provided for herein and specifically to vest title in the LLC (or to better evidence such title) or to assure the LLC of the full benefit of the Leases, Wells, Contract Rights,  Equipment, Other Personal Property, and all the Assets free and clear of all Liens
.
B.      For a period of ninety (90) days following the closing of the transactions contemplated herein, Lighthouse shall provide, without additional cost to the LLC or Paxton, such assistance as is reasonably requested by Paxton in order to effect an orderly transition to the LLC of the ownership and operation of the Assets.  Notwithstanding the foregoing, Lighthouse and Paxton agree to work together in good faith to provide for reasonable transition process to the LLC and transition period so that customer service is not adversely impacted as a result of the transactions contemplated in this Agreement.

C.      For a period of one year following the date hereof, Lighthouse and Paxton shall give the representatives of the LLC, Paxton, and Lighthouse, respectively, at reasonable times and with reasonable prior notice, free access to the books and records of the Assets and will furnish to the LLC, Paxton, or Lighthouse, respectively, and its representatives such information regarding the Assets and the Assets as each, respectively, or its representatives may from time to time reasonably request.

D.      All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the consummation of the transactions contemplated herein for a period of two (2) years regardless of any investigation conducted by or knowledge of any party hereto.

11.   Indemnification.  Lighthouse hereby agrees  to indemnify and hold harmless the LLC and Paxton and their respective directors, officers, managers, members, employees, and agents, against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against the LLC or Paxton, to the extent based upon, arising out of or in connection with:  (a)  any breach of any representation or warranty made by Lighthouse in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by Lighthouse in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the Assets which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the date hereof; and (d) any claim which arises in connection with any liability or obligation of Lighthouse.

12.   Disclosure.   Lighthouse acknowledges that Paxton may be required by law to disclose the execution of this Agreement in a Form 8-K filing with the Securities and Exchange Commission and may make a public announcement concerning this Agreement, the transaction contemplated herein, or any other matters relating to the proposed acquisition.   Lighthouse consents to Paxton’s making such disclosures consistent with the terms of this Agreement.

13.    Transaction Costs.  Paxton shall be responsible for and pay its costs and expenses incurred by Paxton in connection with the transaction contemplated under this Agreement.  Lighthouse shall be responsible for and pay all of the costs and expenses incurred by Lighthouse in connection with the transaction contemplated under this Agreement.

14.    Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made in such state without regard to conflicts of law doctrines, and to the extent applicable, matters with respect to the Leases, Wells, and Contract Rights shall be governed and construed in accordance with laws of the State of Texas.

15.    Notices.  All notices, payments, and other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service, or other nationally recognized courier for overnight delivery, charges prepaid; or (iii) if a fax number or email address is set forth herein, upon written confirmation by the fax machine or the computer of the party sending the notice that the notice has been transmitted successfully to the receiving party’s fax machine or email account, in each case addressed, faxed , or emailed to the addressee at the address, fax number, or email address set forth herein.  Either party may change its addressee, address, fax number, or email address for notice purposes by a notice given in accordance with this Agreement.

16.    Assignment.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

17.    Third Party Rights.   Except as regards the indemnification rights and obligations herein, this Agreement is for the benefit of the parties hereto and for the benefit of the LLC and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

18.   Amendments.  This Agreement may be amended or modified at any time, but any such amendment or modification must be in writing and signed by both parties.

19.   Entire Agreement.  The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements, understandings, and communications, either oral or written, between the parties hereto with respect to the subject matter hereof.

20.    Severability.  If any term, provision, covenant, or condition of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

21.    Limitation of Liability.  The obligations of the parties are acknowledged to be solely entity obligations, and no officer, director, employee, agent, representative, manager, member, owner, or controlling person of any such entity shall be subject to any personal liability to any person or other party, nor will any such claim be asserted by or on behalf of either party or affiliates of such party.

22.    Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or breach hereof, including, without limitation, claims against either party, affiliates, employees, officers or directors shall be resolved and determined exclusively under the mandatory mediation and arbitration procedures described in this paragraph.  The parties first shall be obligated to pursue good faith efforts to resolve the matter by mediation.   As a condition precedent to pursuing any remedy, a Notice of Claim shall be sent to the other party.  The Notice of Claim shall specify the nature of the dispute, controversy, and claim and shall include the name of a proposed independent third party mediator or organization of mediators located in Northern Nevada.  The party receiving the Notice of Claim shall within fifteen (15) calendar days thereafter either suggest an alternative mediator or organization of mediators similarly located or consent to mediate the matter in front of the mediator or organization of mediators so proposed.  The parties shall undertake good faith efforts for a period of thirty (30) calendar days thereafter to appoint a mediator and submit the dispute, controversy and/or claims to mediation. If the mediation attempt is not successful, the matter shall be resolved by binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render a mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions, submittal of interrogatories, and requests for the production of documents.  In no event shall either party be liable to the other under any legal or equitable theory for special, consequential, exemplary, or punitive damages, including lost of profit, even if the other party has been advised of the possibility of such damages in advance.  In addition to any other right or remedy for a breach, the arbitrator(s) may order an injunction or other equitable relief, and such order may be enforced by an appropriate court.  The parties to the arbitration shall each pay an equal share of the costs and expenses of the arbitration and mediation, and each party shall pay for its respective counsel fees and expenses; provided that the arbitrator(s) may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, this paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction relating to this Agreement and the agreements incorporated herein by reference.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

23.    Incorporation of Exhibits.  The exhibits referred to herein are hereby incorporated into this Agreement just as if these exhibits were set forth in full where the reference thereto is made.

24.    Counterparts, Facsimile or PDF Signatures.   This Agreement may be executed in counterpart originals, each of which together shall constitute one binding agreement.  An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party and by third parties with the same effect as if a complete originally executed document were delivered and received.

Paxton:		Lighthouse:
PAXTON ENERGY, INC.		LIGHTHOUSE PETROLEUM, INC.
a Nevada corporation		a Delaware corporation

By:___________________________		By:___________________________

Its:___________________________		Its:___________________________

Address:	Office & Delivery:	Address:	14683 Midway Road, Suite 204
	Paxton Energy, Inc.		Addison, TX 75001
295 Highway 50, Suite 2
	Stateline, NV 89449	Fax:	469 675 6215
		Email:	glenkennedy55@yahoo.com
Mailing Address:
P.O. Box 1148
Zephyr Cove, NV8 9448-1148

Fax: 775 588 6350 Email: chasv@paxenergyinc.com